Exhibit 1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Company Contact:

Cary Grossman

Chief Financial Officer

713- 827-2104

cgrossman@gentium.it

Investor Relations Contacts:

U.S.

Lippert/Heilshorn & Assoc.

Kim Sutton Golodetz

Kgolodetz@lhai.com

Anne Marie Fields

afields@lhai.com

212-838-3777

Italy:

Burson-Marsteller

Luca Ricci Maccarini

luca_maccarini@it.bm.com

+39 02.721431

Gentium S.p.A. Announces
FDA Agrees Company’s CMC Submission is Adequate for Commencing Phase III Clinical Trials with Defibrotide

Villa Guardia (Como), Italy, July 13, 2005 – Gentium S.p.A.  (AMEX: GNT) (the “Company”) announced today that the U.S. Food and Drug Administration (the “FDA”) has agreed that Gentium’s Chemistry, Manufacturing & Controls (“CMC”) submission provides adequate characterization of Defibrotide for the Company’s planned Phase III clinical trial for the treatment of hepatic veno-occlusive disease (“VOD”) with multi-organ failure (“Severe VOD”).

Defibrotide to treat Severe VOD, which has been granted orphan drug status by the FDA, is the Company’s lead product candidate in the U.S.  An adequate CMC submission is one of the pre-requisites to commencing Phase III clinical trials.

Dr. Laura Ferro, Chairman and Chief Executive Officer of the Company, said, “ The FDA’s acknowledgment of the adequacy of our CMC submission for commencing Phase III clinical studies is a major milestone in our U.S. regulatory strategy for Defibrotide to treat Severe VOD.  We are both excited and pleased to have completed this step, and look forward to meeting with the FDA later this year to discuss initiating our Phase III trial.”

About VOD

VOD is a potentially devastating condition in which some of the veins in the liver are blocked as a result of toxic cancer treatments such as chemotherapy. We believe that the survival rate for Severe VOD without treatment after 100 days is approximately 20%.

About the Company

The Company, located in Villa Guardia (Como), Italy, is a biopharmaceutical company focused on the research, discovery and development of drugs derived from DNA extracted from natural sources and drugs which are synthetic oligonucleotides (molecules chemically similar to natural DNA) to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.”  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology.  These statements are not historical facts but instead represent the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company’s control.  It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements.  For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Prospectus filed with the Securities and Exchange Commission under Rule 424(b)(4) under the caption “Risk Factors.”

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